Exhibit 99.1

Announcement by Fox Corporation’s Board of Directors

On Potential Combination with News Corporation

New York, NY and Los Angeles, CA – January 24, 2023 – Fox Corporation (“FOX” or the “Company”) (Nasdaq: FOX, FOXA) announced today that the Company’s board of directors received a letter from K. Rupert Murdoch withdrawing the proposal to explore a potential combination of FOX and News Corporation (“News Corp”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV).

In withdrawing the proposal, Mr. Murdoch indicated that he and Lachlan K. Murdoch have determined that a combination is not optimal for the shareholders of FOX and News Corp at this time.

As a result of this action, the Special Committee of the Board of Directors of Fox Corporation has been dissolved. The Board would like to express its appreciation for the Special Committee’s efforts on this matter.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements, including those regarding the exploration of a potential combination with News Corporation, are based on management’s current expectations and beliefs, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. More detailed information is contained in the documents the Company has filed with or furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q.

Statements in this press release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this press release or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports, and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, FOX Entertainment and FOX Television Stations, and leading AVOD service Tubi. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships, and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

FOX Contacts

Press:

Brian Nick

310-369-3545

brian.nick@fox.com

Lauren Townsend

310-369-2729

lauren.townsend@fox.com

IR:

Gabrielle Brown

212-852-7720

gabrielle.brown@fox.com

Dan Carey

212-852-7955

daniel.carey@fox.com